Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 5 to Registration Statement No. 333-90426 of Pinnacle Entertainment, Inc. on Form S-3 of our report dated June 28, 2002, except for Note 25, as to which the date is August 5, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s reportable segments having been restated to include in a footnote segment information for the Company’s properties and operations on a disaggregated basis), appearing in the Annual Report on Form 10-K/A (Amendment No. 2) of Pinnacle Entertainment, Inc. for the year ended December 31, 2001 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Los Angeles, California
October 15, 2002